EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 3.6%; EPS Increases 15.6% to $6.51

MEMPHIS, Tenn., March 3, 2015 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.1 billion for its second quarter (12 weeks) ended February 14, 2015, an increase of 7.7% from the second quarter of fiscal 2014 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 3.6% for the quarter.

Net income for the quarter increased 9.8% over the same period last year to $211.7 million, while diluted earnings per share increased 15.6% to $6.51 per share from $5.63 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.2% (versus 52.1% for last year's quarter). The improvement in gross margin was attributable to higher merchandise margins, partially offset by the impact from Interamerican Motor Corporation (IMC) which was acquired during September, 2014 (-29 bps). Operating expenses, as a percentage of sales, were 35.4% (versus 35.2% last year). The increase in operating expenses, as a percentage of sales, was due to higher incentive compensation, impact from the IMC acquisition, and self-insured employee medical costs. Partially offsetting these items was a favorable credit card litigation settlement of $5.4 million (+26 bps) recognized during the quarter.

Under its share repurchase program, AutoZone repurchased 43 thousand shares of its common stock for $26 million during the second quarter, at an average price of $606 per share. Year to date, the Company has repurchased 614 thousand shares of its common stock for $326 million, at an average price of $530 per share. At the end of the second quarter, the Company had $544 million remaining under its current share repurchase authorization.

The Company's inventory increased 11.9% over the same period last year, driven by increased product placement, new stores, and the recent acquisition of IMC. Inventory per location was $631 thousand versus $589 thousand last year and $604 thousand last quarter. The acquisition of IMC contributed $11 thousand to total inventory per location this quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis was a negative $47 thousand versus negative $74 thousand last year and negative $76 thousand last quarter.

"We are pleased to report our thirty-fourth consecutive quarter of double digit earnings per share growth. The credit for our success goes to our dedicated AutoZoners across the globe who tirelessly work to exceed our customers' expectations each and every day. We continued to diligently work on our inventory availability initiatives, including recently expanding our multi-deliveries per week test to more than 300 additional stores. Also, the expanded hard parts inventory we have deployed throughout our chain over the last year continues to be a contributor to our sales success. While we have continued to strategically invest in our business in order to support our growth, we remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 14, 2015, AutoZone opened 37 new stores in the U.S., five new stores in Mexico, closed one store in the U.S., and relocated one store in the U.S. IMC also opened one new branch. As of February 14, 2015, the Company had 5,042 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 411 stores in Mexico, 18 IMC branches, and five stores in Brazil for a total count of 5,476.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of Original Equipment (OE) quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 3, 2015, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 10, 2015, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 30, 2014, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2015

Condensed Consolidated Statements of Operations
2nd Quarter, FY2015
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended February 14, 2015	12 Weeks Ended February 15, 2014

Net sales	$ 2,143,651	$ 1,990,494
Cost of sales	1,023,618	953,459
Gross profit	1,120,033	1,037,035
Operating, SG&A expenses	758,764	699,691
Operating profit (EBIT)	361,269	337,344
Interest expense, net	34,536	39,490
Income before taxes	326,733	297,854
Income taxes	115,010	105,024
Net income	$ 211,723	$ 192,830
Net income per share:
Basic	$ 6.64	$ 5.73
Diluted	$ 6.51	$ 5.63
Weighted average shares outstanding:
Basic	31,903	33,647
Diluted	32,540	34,261

Year-To-Date 2nd Quarter, FY2015
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended February 14, 2015	24 Weeks Ended February 15, 2014

Net sales	$ 4,403,916	$ 4,084,072
Cost of sales	2,107,222	1,961,339
Gross profit	2,296,694	2,122,733
Operating, SG&A expenses	1,526,863	1,401,663
Operating profit (EBIT)	769,831	721,070
Interest expense, net	71,596	81,921
Income before taxes	698,235	639,149
Income taxes	248,202	228,232
Net income	$ 450,033	$ 410,917
Net income per share:
Basic	$ 14.06	$ 12.13
Diluted	$ 13.78	$ 11.92
Weighted average shares outstanding:
Basic	32,018	33,879
Diluted	32,651	34,468

Selected Balance Sheet Information
(in thousands)
	February 14, 2015	February 15, 2014	August 30, 2014

Cash and cash equivalents	$ 151,539	$ 139,755	$ 124,485
Merchandise inventories	3,456,812	3,089,245	3,140,100
Current assets	3,913,863	3,538,498	3,580,612
Property and equipment, net	3,376,480	3,135,255	3,310,475
Total assets	7,949,965	7,262,892	7,517,858
Accounts payable	3,716,519	3,477,697	3,609,199
Current liabilities*	4,623,323	4,399,310	4,541,094
Total debt*	4,448,300	4,321,684	4,343,800
Stockholders' (deficit)	(1,468,679)	(1,710,262)	(1,621,857)
Working capital	(709,460)	(860,812)	(960,482)

* Current liabilities and total debt both include short-term borrowings of $87,156 at February 14, 2015; $158,440 at February 15, 2014 and $180,910 at August 30, 2014. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	February 14, 2015	February 15, 2014
Net income	$ 1,108,860	$ 1,047,699
Add: Interest	157,184	184,908
Taxes	612,940	580,713
EBIT	1,878,984	1,813,320

Add: Depreciation and amortization	258,025	238,361
Rent expense	262,859	251,930
Share-based expense	38,874	41,407
EBITDAR	$ 2,438,742	$ 2,345,018

Debt	$ 4,448,300	$ 4,321,684
Capital lease obligations	125,795	107,224
Add: rent x 6	1,577,154	1,511,580
Adjusted debt	$ 6,151,249	$ 5,940,488

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended February 14, 2015	12 Weeks Ended February 15, 2014	24 Weeks Ended February 14, 2015	24 Weeks Ended February 15, 2014

Depreciation and amortization	$ 59,867	$ 58,382	$ 120,912	$ 114,154
Capital spending	$ 93,759	$ 77,354	$ 186,174	$ 159,961

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$ 34,347	$ 13,903	$ 27,054	$ (2,436)
Subtract increase/(decrease) in debt	26,200	148,184	104,500	134,684
Add back share repurchases	26,061	200,000	325,667	491,538
Cash flow before share repurchases and changes in debt	$ 34,208	$ 65,719	$ 248,221	$ 354,418

Other Selected Financial Information
(in thousands, except ROIC)
	February 14, 2015	February 15, 2014

Cumulative share repurchases ($ since fiscal 1998)	$ 14,356,437	$ 13,423,096
Remaining share repurchase authorization ($)	$ 543,563	$ 726,904

Cumulative share repurchases (shares since fiscal 1998)	137,495	135,731

Shares outstanding, end of quarter	31,902	33,355

	Trailing 4 Quarters
	February 14, 2015	February 15, 2014
Net income	$ 1,108,860	$ 1,047,699
Adjustments:
Interest expense	157,184	184,908
Rent expense	262,859	251,930
Tax effect*	(149,535)	(157,247)
After-tax return	1,379,368	1,327,290

Average debt**	4,382,857	4,136,218
Average stockholders' deficit**	(1,654,368)	(1,640,250)
Add: Rent x 6	1,577,154	1,511,580
Average capital lease obligations**	116,747	104,127
Pre-tax invested capital	$ 4,422,390	$ 4,111,675

Return on Invested Capital (ROIC)	31.2%	32.3%

* Effective tax rate over trailing four quarters ended February 14, 2015 is 35.6% and February 15, 2014 is 35.7%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2015
Selected Operating Highlights

Location Count & Square Footage

	12 Weeks Ended February 14, 2015		12 Weeks Ended February 15, 2014		24 Weeks Ended February 14, 2015	24 Weeks Ended February 15, 2014
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,006		4,843		4,984	4,836
Stores opened	37		28		59	35
Stores closed	1		--		1	--
Ending domestic stores	5,042		4,871		5,042	4,871

Relocated stores	1		2		2	3

Stores with commercial programs	3,935		3,595		3,935	3,595

Square footage (in thousands)	32,841		31,655		32,841	31,655

AutoZone Mexico stores:
Stores opened	5		4		9	5
Total stores in Mexico	411		367		411	367

AutoZone Brazil stores:
Stores opened	--		--		--	1
Total stores in Brazil	5		4		5	4

Total AutoZone stores	5,458		5,242		5,458	5,242
Square footage (in thousands)	35,891		34,365		35,891	34,365
Square footage per store	6,576		6,556		6,576	6,556

IMC branches:
Branches opened	1		--		1	--
Branches acquired	--		--		17	--
Total IMC branches	18		--		18	--

Total locations chainwide	5,476		5,242		5,476	5,242

Sales Statistics
($ in thousands, except sales per average square foot)

Total AutoZone stores (Domestic, Mexico and Brazil)	12 Weeks Ended February 14, 2015		12 Weeks Ended February 15, 2014		Trailing 4 Quarters February 14, 2015	Trailing 4 Quarters February 15, 2014
Sales per average store	$ 372		$ 366		$ 1,753	$ 1,755
Sales per average square foot	$ 57		$ 56		$ 267	$ 268

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$ 2,059,711		$ 1,913,591		$ 9,440,251	$ 9,046,881
% Increase vs. LY	7.6%		6.5%		4.3%	6.2%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$ 372,247		$ 325,165		$ 1,706,096	$ 1,536,925
% Increase vs. LY	14.5%		12.2%		11.0%	13.6%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 83,940		$ 76,903		$ 354,906	$ 338,483
% Increase vs. LY	9.2%		30.5%		4.9%	68.3%

	12 Weeks Ended February 14, 2015		12 Weeks Ended February 15, 2014
Domestic same store sales	3.6%		4.3%

Inventory Statistics (Total Locations)
	as of February 14, 2015		as of February 15, 2014
Accounts payable/inventory	107.5%		112.6%

($ in thousands)
Inventory	$ 3,456,812		$ 3,089,245
Inventory per location	$ 631		$ 589
Net inventory (net of payables)	$ (259,707)		$ (388,452)
Net inventory / per location	$ (47)		$ (74)

	Trailing 5 Quarters
	February 14, 2015		February 15, 2014
Inventory turns	1.5	x	1.6	x
CONTACT: Financial: Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com
         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com